Exhibit 21.1

Subsidiaries of the Registrant

     The chart below lists all current subsidiaries of Thomas Weisel Partners Group, Inc., a Delaware corporation, through which our business is currently conducted, and the states or jurisdictions in which they are organized.

Name of Subsidiary	State or Jurisdiction of Organization

Thomas Weisel Partners LLC	Delaware
Thomas Weisel Partners (Mauritius)	Mauritius
Thomas Weisel International Private Limited	India

Thomas Weisel Capital Management LLC
      TWCP LLC
      Thomas Weisel Capital Partners (Dutch) LLC
      Thomas Weisel Venture Partners LLC
      Thomas Weisel Venture Associates LLC
      Thomas Weisel Healthcare Venture Partners LLC
      Thomas Weisel Healthcare Venture Associates LLC
      Thomas Weisel Global Growth Partners LLC
      Thomas Weisel India Opportunity LLC
Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware

Thomas Weisel Asset Management LLC Q Street Management LLC	Delaware Delaware
Tailwind Associates, LLC	Delaware
TW Asset Management LLC	Delaware

Thomas Weisel Partners International Limited	England and Wales

Thomas Weisel Partners Insurance Services LLC	Delaware

TWP Passage LLC	Delaware

TWP Holdings Company (Canada), ULC	Nova Scotia
TWP Acquisition Company (Canada), Inc.	Ontario
Thomas Weisel Capital Corporation	Ontario
Thomas Weisel Partners Canada Inc.	Canada
Thomas Weisel Partners (USA) Inc.	Ontario
Thomas Weisel Partners (UK) Limited	England and Wales